EXHIBIT 10.14

AGREEMENT

This AGREEMENT (this “Release”) is entered into this 10th, day of August 2012, by and between AMP Holding Inc., on behalf of itself and its subsidiary corporation (the “Company”) and James E. Taylor (“Taylor”), (each a “Party” or collectively the “Parties”). In consideration of the promises and commitments made in this Release, the sufficiency and fairness of which is hereby acknowledged, the Company and Taylor agree as follows:

WHEREAS, the Company and Taylor desire to clarify the amount of fees owing to Taylor for serving as the Chief Executive Officer.

WHEREAS, Taylor desires to resign as the CEO of the Company and to continue to serve as the Chairman of the Board of Directors of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, it is agreed as follows:

ARTICLE 1: CHANGE IN ROLE

1.1 Resignation. Taylor’s final date of employment as Chief Executive Officer was May 31, 2012. Taylor has no further rights, duties or obligations relating to the Company or Released Parties (as defined below) other than as set forth in this Agreement. Taylor acknowledges that any and all agreements relating to the Company or Released Parties, are hereby cancelled by the Parties. This Agreement shall replace all other agreements relating to the Company and Released Parties.

1.2 Appointment as Chairman. Taylor hereby agrees to serve as Chairman of the Board of Directors pursuant to the Letter Agreement attached hereto as Exhibit A. For serving as the Chairman of the Board of Directors, Company shall issue Taylor a stock option to acquire 300,000 shares of common stock, which is attached hereto as Exhibit B.

ARTICLE 2: OBLIGATIONS OF THE PARTIES

2.1 This Agreement will be deemed in force and effect upon the date of this Agreement. In consideration for Taylor’s execution of this Agreement and the release set forth herein, the Company shall pay to Taylor the amount of $87,500 (1/2 February + March thru May, 2012) in back pay and $43,333.29 in past Board of Directors fees (September, 2011 thru July 2012) (collectively, the “Amount”). Upon raising adequate capital, the Company shall use its best efforts to develop a payment schedule with respect to the Amount owed to Taylor. The Company shall not make any other payments to or on behalf of Taylor, whether in the form of bonuses, severance, paid time off, profit sharing contributions, or otherwise.

2.2 Taylor’s existing stock options will vest in accordance with the schedule attached hereto as Exhibit C.

ARTICLE 3: RELEASED PARTIES

The Parties intend this Release to benefit and release the Company and all entities and individuals which are affiliates of the Company including, without limitation any corporation or entity hereafter controlled by, or under the control of, any of the above described affiliates or other known affiliates of the Company, their heirs, predecessors, successors, administrators, assigns, and subsidiaries, and each of their respective officers, directors, agents, attorneys, and employees and their heirs, successors, administrators, assigns (collectively, the “Released Parties”).

ARTICLE 4: RELEASE OF ALL PARTIES

Taylor agrees and understands that Taylor is receiving in exchange for Taylor’s promises contained in this Agreement, something of value to Taylor. Taylor has determined that this is a fair exchange. In order for Taylor to receive this consideration, Taylor knowingly and voluntarily releases Released Parties from every possible claim that Taylor can legally waive. This waiver should be construed as broadly as possible to release all possible claims, debts, obligations, demands, judgments, or causes of action of any kind whatsoever, whether known or unknown, that may be waived. However, for additional clarity, the following is a list of some of the types of claims included in this Release: all claims in tort (for negligent or intentional acts), in contract, by statute, for constitutional violation, for wrongful discharge, discrimination, harassment, retaliation, or claims of personal injury, for compensatory, punitive, or other damages, expenses, reimbursements, or costs of any kind, including but not limited to, any and all claims, demands, rights, and/or causes of action arising out of employment with the Company or Released Parties, or relating to purported employment discrimination or violations of civil rights, including, but not limited to, those arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, the Family and Medical Leave Act (“FMLA”), the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990 (“ADA”), public and private whistle blower laws, Taylor Order 11246, the Equal Pay Act of 1963, the Rehabilitation act of 1973, the Taylor Retirement Income Security Act of 1974 (“ERISA”), or other benefits laws, or any other applicable federal, state or local employment discrimination statute or ordinance or any other claim, whether statutory or based on common law, arising by reason of Taylor’s employment with the Company or the Released Parties, the separation from that employment or circumstances related thereto or by reason of any other matters, cause, or thing whatsoever, from the beginning of time to the signing of this Release, and specifically releases any claims that the Released Parties have any obligation to rehire Taylor at any time.

ARTICLE 5: POST EMPLOYMENT COOPERATION

5.1 Protection of Interests. Taylor has had access to and has been associated with one or more of the following assets of the Company: (i) trade secrets, (ii) valuable confidential business or professional information, (iii) prospective or existing clients, suppliers and other business associates of the Company, (iv) the goodwill of the Company’s clients, contractors, employees and other business associates, (v) extraordinary or specialized training or education, and (vi) other Confidential Information (defined below), and Taylor might have future access to such assets;

Non-Piracy and Non-Solicitation. Taylor will or has become familiar with the employees and personnel associated with the Company. Taylor acknowledges that but for his agreement to comply with the terms and conditions of this Agreement, Taylor would not have had or have any ongoing relationship with the Company. Accordingly, Taylor hereby agrees that Taylor shall not, either as an individual on his own account, or as a partner or joint venturer, or as an employee, agent, or under the authority of any person or business entity, investor, or as an officer, director or stockholder or an employer, without the Company Chief Executive Officer’s prior written consent, directly or indirectly, influence or attempt to influence any employee of the Company to terminate his or her relationship with the Company for 1 year from the date of this Agreement. At no time in the future will Taylor disclose or use any Confidential Information of the Company (including, but not limited to, knowledge of compensation, benefits, performance reviews, communications by Company Agents or alleged communications by Company Agents) for any reason in any manner unless agreed to by the Company Chief Executive Officer or otherwise at the company Chief Executive Officer’s direction or request for the benefit of the Company.

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Confidentiality. Taylor agrees that, Taylor shall protect and shall not disclose the Company’s Confidential Information. For the purposes of this Agreement, “Confidential Information” shall mean information possessed by the Company relating to the Company’s business, personnel, operations, finances, billing, and clients. Confidential Information shall be deemed to include, but not be limited to, information relating to disclosures, processes, systems, techniques, government filings, materials, devices, costs, fees, payroll, finances, compensation structures, business plans, marketing plans, client or potential client information, trade secrets, business operations, human resources issues, legal claims, matters discussed at management meetings or matters discussed with the Company Chief Executive Officer, or other office matters, and other information that the Company has expressly described to Taylor as confidential. Information or collections of information shall be considered included in the definition of Confidential Information if not known by the trade generally. Confidential Information shall include information, whether verbal or written, was disclosed to Taylor whether intentionally or inadvertently, prior to, during, or after employment. The obligations of Taylor hereunder shall continue in effect indefinitely.

Remedies. Taylor further acknowledges and agrees with the Company that the particular matters referred to in this Agreement are of such nature that in the event of a threatened or actual violation thereof, proof of damages would be extremely difficult. Therefore, in the event of the breach or threatened breach by Taylor of the covenants contained in this Release, Taylor agrees that the Company shall be entitled to injunctions, both preliminary and final, without bond or security, enjoining and restraining such breach or threatened breach and such remedies shall be in addition to all other remedies which may be available to the Company either at law or in equity. The Company and Taylor agree and acknowledge that a violation of the covenants contained herein shall cause the Company to suffer irreparable damages, including the potential inability of the Company to prove specific money damages and Taylor agrees that he is estopped from subsequently asserting in any action to enforce the provisions of the covenants contained herein that the Company has an adequate remedy at law and therefore is not entitled to injunctive relief.

ARTICLE 6: REVIEW OF RELEASE

Taylor is advised to consult with an attorney prior to signing this Release. Taylor understands that whether or not he does consult with an attorney is his decision.

ARTICLE 7: MISCELLANEOUS

Survival. If any provision of this Release were declared or determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms or provisions shall not be effected thereby, and said illegal, unenforceable, or invalid part, term or provision, shall be deemed not to be part of this Release.

Duplicate Originals. This Release may be executed in several counterparts, each of which shall be deemed an original.

Headings. The headings contained in this Release are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Release or any provisions hereof.

Representations. In determining whether to execute this Release, Taylor has not relied on any representations by the Company other than the written representations contained in this Release.

Effectuating Release. Taylor hereby agrees to execute any additional documents that may reasonably be required to facilitate or effectuate this Release. The Parties are unaware of the existence of any such need at this time.

Review and Understanding. Taylor acknowledges that Taylor has read its terms and understands the terms of this Release.

For Settlement Purposes. This Release is entered into in full accord and satisfaction and compromise of the claims or potential claims of Taylor and is not in any way to be construed as an admission of any wrongdoing or liability on the part of the Released Parties or an admission that Released Parties violated any law or breached any agreement. The Company expressly denies any liability or violation and intends merely to avoid the costs associated with any potential litigation. Further, even if there were a determination that the Company had violated any law or regulation, or breached any agreement, Taylor would be entitled to no additional amount.

Voluntary. Taylor agrees that Taylor executed this Release voluntarily and without duress, coercion, or undue influence.

Binding. This Release is binding on Taylor and Taylor’s heirs, administrators, executors, successors and assigns.

Breach. Taylor’s material breach of this Agreement shall result in the immediate cessation of the Company’s severance obligations, and Taylor shall repay to the Company all amounts received. The Company shall retain the right to seek an injunction to enforce any provision of this Agreement.

Entire Agreement. This Release contains the entire agreement between the parties. Any prior agreements or understandings are replaced by this Agreement. By signing this Release, Taylor acknowledges that Taylor has reviewed, understands, and agrees with each of the terms of this Release and hereby effects this Release.

7.12 Governing Law and Jurisdiction. The laws of the State of Ohio apply to this Agreement, without deference to the principles of conflicts of law. Both jurisdiction and venue for any litigation pursuant to this Agreement shall be proper in the courts of Ohio.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AMP HOLDING INC.

By:	/s/ Stephen S. Burns
Name: Stephen S. Burns
Title: President
Date: August 10, 2012

By:	/s/James E. Taylor
Date: August 10, 2012

Exhibit A – Letter Agreement

Exhibit B – Stock Option

Exhibit C – Vesting Schedule